UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   4/22/2009

CITIZENS FIRST CORPORATION
(Exact name of registrant as specified in its charter)

Kentucky 333-67435 61-0912615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Ashley Street, Bowling Green, Kentucky 42103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (270) 393-0700

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2009, Citizens First Corporation (the “Company”), Citizens First Bank, Inc. (the “Bank”), the Company’s wholly-owned subsidiary,  and  Mary D. Cohron entered into a Separation Agreement and Release ("Separation Agreement") that provided for the termination of Ms. Cohron's employment as President and Chief Executive Officer of the Company and the Bank, and her resignation as a director of the Company and the Bank.  Ms. Cohron was employed by the Company and the Bank pursuant to an Employment Agreement dated March 14, 2005, as amended (the “Employment Agreement”).  In connection with Ms. Cohron’s termination and resignation, the Employment Agreement will be terminated.  In return for Ms. Cohron’s agreement to various covenants and releases with the Company and the Bank contained in the Separation Agreement, including restrictions on engaging in activities in competition with the Company or the Bank  in Warren County, Kentucky and all adjoining counties, for a period of 180 days , restrictions on disclosing confidential or proprietary information and releases of claims, the Separation Agreement provides for the Company to pay to Ms. Cohron (i) her normal salary through June 22, 2009, (ii) her 2009 unused vacation benefit and (iii) a lump sum payment of $204,000, each less applicable withholdings, and to continue to provide Ms. Cohron the group medical insurance coverage provided by the Company to Ms. Cohron as of the date of separation until the earlier of the date Ms. Cohron reaches age 65 or the date Ms. Cohron becomes eligible for medical coverage providing substantially similar coverage levels and benefits under a group medical plan provided by an employer that employs Ms. Cohron following her date of separation.  Alternatively, if the Company is prohibited from extending or maintaining group medical coverage for Ms. Cohron, then Ms. Cohron shall be entitled to secure other health care coverage and the Company will reimburse the cost of the premiums up to a maximum of $1,500 per month.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Citizens First Corporation.

By:	/s/ M. Todd Kanipe
M. Todd Kanipe Interim President and Chief Executive Officer

Dated: April 28, 2009

                                                    3